Exhibit 99.1

Badger Meter Reports Third Quarter 2017 Results

MILWAUKEE--(BUSINESS WIRE)--October 16, 2017--Badger Meter, Inc. (NYSE: BMI) today reported third quarter results for the quarter ended September 30, 2017.

Third Quarter 2017 Highlights

  Net sales of $100,008,000 for the third quarter of 2017 were a record for any third quarter and increased 3.9% from sales of $96,273,000 for the third quarter of 2016.
  Net earnings of $7,975,000 for the third quarter of 2017 decreased 9.3% from net earnings of $8,792,000 for the third quarter of 2016.
  Diluted earnings per share of $0.27 for the third quarter of 2017 decreased 10.0% from diluted earnings per share of $0.30 for the third quarter of 2016.

First Nine Months of 2017 Highlights

  Net sales were $305,790,000 for the first nine months of 2017, a 1.7% increase from net sales of $300,663,000 for the first nine months of 2016.
  Net earnings were $27,338,000 for the first nine months of 2017, a 4.4% increase from net earnings of $26,182,000 for the first nine months of 2016.
  Diluted earnings per share were $0.94 for the first nine months of 2017, a 4.4% increase from diluted earnings per share of $0.90 for the first nine months of 2016.

Operations Review

“Our performance this quarter, which included record net sales for any third quarter, further solidifies our optimism for the future,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. “While the industry overall has experienced some softening, our performance has remained steady, led by significant growth in our E-Series® Ultrasonic meters and ORION® Cellular technology, as well as ongoing acceptance of our BEACON® Advanced Metering Analytics (AMA) managed solution. In addition, sales of our Flow Instrumentation products continued to improve as we saw significant increases across most of our product lines, including valves, magnetic meters and meters for the oil and gas market.”

Net earnings for the quarter were impacted by higher brass costs, as well as other costs. This resulted in a gross profit margin of 37.0% for the third quarter of 2017 compared to 40.1% in the third quarter of 2016.

“Several major municipal water projects initially slated for the third quarter are now expected in the future, as customers upgrade their systems to take advantage of our new ORION Cellular LTE technology. We believe that the strength of our newest products and the rebound in industrial markets including oil and gas position us to end the year strong and head into the new year with a favorable tailwind. Our confidence is buttressed by our strong financial position and is reflected in our 25th consecutive year of increases in the quarterly cash dividend,” said Meeusen.

In September, the company announced the appointment of Kenneth Bockhorst to the newly created position of senior vice president and chief operating officer. Bockhorst officially joined Badger Meter on October 11, 2017, from Actuant Corporation (NYSE: ATU), where he previously served as executive vice president of the company’s energy segment. He brings a wealth of knowledge in global manufacturing and continuous improvement to this new role at Badger Meter, as well as extensive experience in delivering high-quality products and services in a competitive global environment.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s third quarter 2017 results on Tuesday, October 17, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-844-281-9843 and entering the passcode 76808965. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Tuesday, October 24, 2017, by dialing 1-855-859-2056 and entering the passcode 76808965. The webcast will be archived on the company's website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  economic policy changes, including but not limited to, trade policy and corporate taxation;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security or any other cybersecurity attack;
  transportation delays or interruptions;
  violations or alleged violations of the U.S. Foreign Corrupt Practices Act (FCPA) or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (referred to as FATCA);
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company's products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, online at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$100,008	$96,273	$305,790	$300,663

Cost of sales	62,969	57,626	189,047	183,609

Gross margin	37,039	38,647	116,743	117,054

Selling, engineering and administration	24,628	24,705	74,272	75,384

Operating earnings	12,411	13,942	42,471	41,670

Interest expense, net	242	213	567	711

Earnings before income taxes	12,169	13,729	41,904	40,959

Provision for income taxes	4,194	4,937	14,566	14,777

Net earnings	$7,975	$8,792	$27,338	$26,182

Earnings per share:

Basic	$0.28	$0.30	$0.94	$0.91

Diluted	$0.27	$0.30	$0.94	$0.90

Shares used in computation of earnings per share:

Basic	28,939,292	28,898,526	28,939,940	28,879,307

Diluted	29,118,048	29,060,832	29,113,408	29,039,807

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2017	2016
	(Unaudited)

Cash	$13,394	$7,338
Receivables	68,884	59,818
Inventories	77,010	77,701
Other current assets	3,968	6,155
Total current assets	163,256	151,012

Net property, plant and equipment	93,142	90,194
Intangible assets, at cost less accumulated amortization	57,835	51,872
Other long-term assets	10,704	7,307
Goodwill	61,156	49,314
Total assets	$386,093	$349,699

Liabilities and Shareholders' Equity

Short-term debt	$44,970	$37,950
Payables	27,136	18,350
Accrued compensation and employee benefits	13,779	13,861
Other liabilities	6,609	5,677
Total current liabilities	92,494	75,838

Deferred income taxes	1,618	1,901
Long-term employee benefits and other	17,851	15,751
Shareholders' equity	274,130	256,209
Total liabilities and shareholders' equity	$386,093	$349,699

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276